EXHIBIT 4.14

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is dated as of November 16, 2010, among Tefron Ltd., an Israeli corporation (the “Company”), and each purchaser identified listed on Schedule I hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

WHEREAS, (A) concurrently with this agreement,  the Company is entering into the APA (as defined below) with Intimes Nouvelle Seamless, Inc. (“Nouvelle”) pursuant to which the Company will purchase certain assets from Nouvelle in exchange for the issuance of additional securities by the Company, (B) as a condition to the closing of this Agreement (i) the Company will enter into a registration rights agreement with the Purchasers, (ii) Shamir’s SPA (as defined below), (iii) the Rimon SPA (as defined below) and (iv) an employment or consulting agreements with respect to certain employees of Nouvelle and (C) as a condition to the closing of this Agreement, the Purchasers are entering into a shareholders agreement with Mivtach Shamir Holdings Ltd. and Norfet Shutafut Mugbelet.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1      Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act.

“APA” means the Asset Purchase Agreement entered between the Company and Intimes Nouvelle Seamless, Inc., of even date hereof.

“APA Shares” means shares to be issued to the Seller under the APA.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except Friday, Saturday and Sunday or any day on which banking institutions in the State of Israel are authorized or required by law or other governmental action to close.

“Business Plan” means the Company’s budget for the year ending December 31, 2011, previously provided to the Purchasers.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the Business Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the aggregate Subscription Amounts and (ii) the Company’s obligations to deliver the Shares as contemplated by Section 2.2 have been satisfied or waived.

“Commission” means the Securities and Exchange Commission.

“Companies Law” means the Israeli Companies Law, 5759 – 1999, as amended and the rules and regulations promulgated thereunder.

“Company Counsel” means Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

“Consulting Agreement” means the consulting agreement to be entered into between the Company and Nouvelle for the services of Willy Lieberman (or by any entity on his behalf) on or before the Closing Date, pursuant to the basic terms described in Exhibit C hereto.

“Directed Selling Efforts” means directed selling efforts as that term is defined in Rule 902(b) of Regulation S. Without limiting the foregoing, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Securities, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Securities;

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Issuer” means a foreign issuer as that term is defined in Rule 902(f) of Regulation S.

“IFRS” shall have the meaning ascribed to such term in Section 3.1(h).

“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 4.6.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“ISA” means the Israel Securities Authority.

“Israeli Reports” means all reports a public Israeli company is obligated to file under the Securities Law and under any regulations promulgated thereunder which, for the avoidance of doubt, shall include without limitations all quarterly and annual reports as well as immediate reports.

“Key Personnel” means any one or more of Michael Gold, Sylvain Noel, Sebastian Trochie and Diane Donahue.

“Key Personnel Agreements” means employment or consulting agreements between the Company or its subsidiaries with each of the Key Personnel who will become employees or consultants of the Company or one of its subsidiaries pursuant to such agreements.

“Liens” means a lien, charge, security interest, mortgage, pledge, conditional sale agreement, option, encumbrance, right of first refusal, preemptive right or other restriction.

“Majority Purchaser” shall have the meaning ascribed to such term in Section 5.1.

“Material Adverse Effect” means any change (or effect), event or circumstance that individually or in the aggregate is reasonably likely to have a material adverse change (or effect) on (i) the business, assets (including intangible assets), cash flows, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, whether or not covered by insurance; or (ii) the ability of a Party to consummate the Transactions; but shall exclude any change (or effect), event, circumstance, occurrence or state of facts (s) that arise out of or are attributable to the Transactions; or (t) that arise out of or are attributable to the acts or omissions of, or circumstances affecting, Purchasers and/or any of their Affiliates; or (u) that would be a Material Adverse Effect but for the fact that such change (or effect), event, circumstance, occurrence or state of facts was cured prior to Closing.

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Nominee Company” means the nominee of company of Bank Hapoalim B.M.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Ordinary Shares” means the ordinary shares of the Company, par value NIS 10.00 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Party”, “Parties” means the Company and the Purchasers individually or collectively, as the case may be.

“Per Share Purchase Price” means US$2.10 subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions relating to the Ordinary Shares that occur after the date of this Agreement, and before the Closing Date.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Purchaser Counsel” means Pryor Cashman LLP, the Purchaser’s US counsel and Gornitzky & Co., the Purchaser’s Israeli counsel.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.6.

“Refinancing Arrangement” means a new written arrangement with each of Bank Leumi LeIsrael, Bank Hapoalim and Bank Discount, who together will provide the Company with at least $5 million of debt financing, and revision of each such bank’s financial and other covenants, in the form reasonably acceptable to the Purchasers.

“Regulation S” means Regulation S adopted by the Commission under the Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit A attached hereto.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rimon SPA” means a Share Purchase Agreement entered into by and between the Company and Rimon Investments Master Fund LP, Zilkha Partners L.P., and FIMA Trust on even date hereof; with substantially similar terms of this Agreement including an equity investment in the Company of not less than US$1.2 million.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Shares, the Warrants, the Warrant Shares and the APA Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Law” means the Israeli Securities Law, 5728 - 1968.

 “Shamir’s SPA” means a share purchase agreement entered between the Company and Mivtach Shamir Holdings Ltd. (or by any entity on its behalf) on even date hereof, with substantially similar terms of this Agreement including an equity investment in the Company of not less than US$1,300,000.

“Shareholder Approval” means approval of this Agreement and the Transactions by a duly called meeting of the shareholders of the Company.

 “Shareholders Agreement” means the Shareholders Agreement to be entered between the Purchasers and Mivtach Shamir Holdings Ltd. (or by any entity on its behalf) and Nofet Shutafut Mugbelet which provides for voting for the election of up to four (4) directors nominated by the Purchaser.

“Shares” means the Ordinary Shares of the Company issued or issuable to each Purchaser pursuant to this Agreement, as set forth opposite such Purchaser’s name on Schedule I hereto.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Shares purchased hereunder as specified opposite such Purchaser’s name on Schedule I attached hereto.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a).

“Substantial U.S. Market Interest” means substantial U.S. market interest as that term is defined in Rule 902(n) of Regulation S.

“TASE” means the Tel-Aviv Stock Exchange Ltd.

“Trading Day” means a day on which the Ordinary Shares are permitted to be traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the  Ordinary Shares are listed or quoted for trading on the date in question: the Tel-Aviv Stock Exchange or on the Over the Counter Bulletin Board.

“Transaction Documents” means this Agreement, the APA, Warrants, Key Personnel Agreements, Shamir’s SPA, Registration Rights Agreement, Refinancing Arrangement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Warrants” means transferable warrants to purchase 450,000 Ordinary Shares, in accordance with the terms and conditions set forth in the form of Warrant attached hereto as Exhibit B.

“Warrant Shares” means the Ordinary Shares issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1      Closing.  On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and each Purchaser agrees to purchase in the aggregate, severally and not jointly, the number of Shares as set forth opposite such Purchaser’s name on Schedule I hereto. Each Purchaser shall deliver to the Company via wire transfer of immediately available funds equal to its Subscription Amount, and the Company shall deliver to each Purchaser its respective Shares. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the Closing shall occur (i) via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by a facsimile or electronic mail exchange of signature pages, with originals to follow addressed to each applicable party’s counsel or (ii) if a physical closing is agreed by the Company and the Purchasers, at the Israeli offices of Company Counsel, or such other location as the parties shall mutually agree.

2.2      Deliveries.

(a)   On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following to be effective concurrently with the Closing and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(i)            the APA and the Consulting Agreement, duly executed by the Company;

(ii)           a copy of a share certificate evidencing the issuance of the Shares in the name of the Nominee Company and an issuance letter from Company to the Nominee Company.  The Shares shall be credited to each of the securities accounts opened by their respective Purchasers with members of the TASE, in the names and in such amounts set forth on Schedule I, hereto;

(iii)           a copy of a share certificate evidencing the issuance of the APA Shares in the name of the Nominee Company and an issuance letter from Company to the Nominee Company. The Shares shall be credited to the securities accounts opened by the Seller under the APA with a member of the TASE, in the names and in such amounts set forth thereunder;

(iv)           Warrants shall be issued to Martin and Ben Lieberman (or any entity or entities designated by them) in accordance with the terms and conditions set forth in Exhibit B;

(v)             the Registration Rights Agreement, duly executed by the Company;

(vi)           a certificate signed by the chief executive officer and chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 2.3(b) have been satisfied;

(vii)          a certificate signed by the Secretary of the Company or the General Counsel of the Company, dated as of the Closing Date, certifying: (i) the resolutions of the Board of Directors of the Company evidencing approval of the Transaction Documents and consummation of the transactions contemplated therein and other matters contemplated hereby; (ii) a copy of the Articles of Association of the Company; (iii) copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement; and (iv) the names, titles and signatures of the officers of the Company authorized to sign any of the Transaction Documents, together with the true signatures of such officers; and Purchasers shall have received an opinion from Company Counsel, dated the Closing Date, substantially in the form attached hereto on Exhibit D; and

(viii)         resignation letters and no claim letters by the following Company directors: Ishay Davidi; Shirith Kasher and Avi Zigelman;

(b)          On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following to be effective concurrently with the Closing and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(i)             this Agreement duly executed by such Purchaser;

(ii)            the Registration Rights Agreement duly executed by such Purchaser;

(iii)           such Purchaser’s Subscription Amount by wire transfer to the account as specified in writing in escrow for the Company after all of the other Closing Conditions have been satisfied; and

(iv)           Consulting Agreement duly executed by the Willy Lieberman.

2.3      Closing Conditions.

(a)          The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)             the accuracy in all respects when made and on the Closing Date of the representations and warranties of the Purchasers contained herein; and

(ii)            the delivery by the Purchasers of the items set forth in Section 2.2(c) of this Agreement.

(b)           The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)             the accuracy in all respects as of the date hereof and on the Closing Date of the representations and warranties of the Company contained herein;

(ii)            all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)           satisfactory completion of due diligence, in the Purchaser’s complete satisfaction;

(v)            there has been no event, occurrence or development that has or that could reasonably be expected to result in a Material Adverse Effect;

(vi)           from the date hereof to the Closing Date, trading in the Ordinary Shares shall not have been suspended by the Commission, the ISA or any of the Company’s Trading Markets, and, at any time prior to the Closing Date, trading in securities generally in the United States or Israel, as reported by Bloomberg Financial Markets, shall not have been suspended or limited;

(vii)          no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by any of the Transaction Documents illegal or otherwise prohibiting consummation of any of such transactions. All material approvals and waiting periods under applicable antitrust or merger regulation laws, if any, required to be obtained or to have expired, as the case may be, prior to the Closing in connection with the transactions contemplated hereby shall have been obtained or expired, as the case may be;

(viii)         no Proceeding shall have been threatened, instituted or pending which is reasonably likely (A) to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by the Transaction Documents, or (B) to prohibit ownership by the Purchasers of the Securities or to compel the Purchaser to dispose of or hold separately such Securities;

(ix)           a Refinancing Arrangement was reached, to the reasonable satisfaction of each of the Purchasers;

(x)            the Business Plan is approved by each of the Purchasers, and has been approved by the Company’s Board of Directors;

(xi)             Shamir’s SPA was duly executed by the Company, by Mivtach Shamir Holdings Ltd. (or by any entity on its behalf) and has not been terminated and is enforceable against the parties thereto to close and to be effective concurrently with the Closing hereunder;

(xii)          the receipt of the TASE approval for the listing of the Shares, the Warrant Shares (upon issuance) and the APA Shares for trading on the TASE; and

(xiii)         the individuals nominated by the Purchasers (which in no event shall exceed four individuals) shall have been elected as Company directors and Article 47 of the Company’s articles of association shall be amended to reflect quorum of 60% for meetings of the Board.

2.4          Key Personnel.  It is anticipated that the Company will also enter into Key Personnel Agreements with each of the Key Personnel on or prior to Closing.  Such agreements will not be closing conditions.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company.  Except as set forth under the corresponding section of the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and to qualify such corresponding representation or warranty otherwise made herein to the extent of such disclosure, the Company hereby makes the representations and warranties set forth below in this Section 3.1 to each Purchaser as an inducement to each of the Purchasers to enter into this Agreement.  For the purposes of this Section 3.1, the Company shall mean the Company and its subsidiaries.

(a)            Subsidiaries.  All of the direct and indirect ownership of any capital stock, or other equity interests owned or held by the Company are set forth on Schedule 3.1(a).  Except as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)           Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  No proceeding has been instituted by the Registrar of Companies in Israel for the dissolution of the Company. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, memorandum of association, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)            Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company (except for Shareholder Approval) and no further action is required by the Company (except for Shareholder Approval), or its Board of Directors in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(d)            No Conflicts.  The execution, delivery and (assuming Shareholder Approval and Required Approvals are obtained) performance of the Transaction Documents by the Company, the issuance and sale of the Securities and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s articles of association or other organizational documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the material properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including Israeli, U.S. federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)            Filings, Consents and Approvals. Other than as set forth on Schedule 3.1(e), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other Israeli, U.S. federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions (collectively, the “Required Approvals”).

(f)            Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. Assuming the truth and accuracy in all material respects of the representations and warranties made by each Purchaser in this Agreement, the Company is not required to publish or to deliver a prospectus in Israel under the Israeli Securities Law - 1968 in connection with the offer and issuance of the Securities.

(g)            Capitalization.  Schedule 3.1(g) sets forth each shareholder of the Company (to the knowledge of the Company) whose shareholdings exceed 5% of the issued and outstanding share capital of the Company, as of one (1) Trading Day prior to the date hereof. Except as disclosed on Schedule 3.1(g), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed on Schedule 3.1(g) and pursuant to the Transaction Documents, there are no outstanding options, warrants, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Ordinary Shares, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Ordinary Shares or Ordinary Share Equivalents. Except as disclosed on Schedule 3.1(g), the issuance and sale of the Securities will not obligate the Company to issue Ordinary Shares or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all Israeli, U.S. federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further corporate approval or authorization of any shareholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. Except as disclosed on Schedule 3.1(g), there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(h)            SEC Reports; Israeli Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Law, the Companies Law, the Securities Act and the Exchange Act, including but not limited pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports” and together with the those filings necessary under the Securities Law or the rules and regulations applicable to companies traded on the Tel Aviv Stock Exchange collectively (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as “Israeli Reports” and collectively with the SEC Reports the “Public Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Public Reports prior to the expiration of any such extension. As of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), the Public Reports complied in all material respects with the requirements of the Companies Law, Securities Law, Securities Act and the Exchange Act, as applicable, and none of the Public Reports, when filed (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the Public Reports comply with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing). Such financial statements have been prepared in accordance with International Financial Reporting Standard applied on a consistent basis during the periods involved (“IFRS”) or US Generally Accepted Accounting Practices, as provided in relevant Public Reports and fairly present the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)            Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements of the Company filed on Form 20-F and except as specifically disclosed in the Public Reports or as contemplated by this Agreement or the Transactions, (i) the Company has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (ii) the Company has not altered its method of accounting, (iii) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (iv) the Company has not entered into any transaction with any Affiliate, director, officer or shareholder, (v) the Company has not issued any equity securities, except pursuant to existing Company stock option plans or arrangements and (vi) the Company has not entered into any agreement (other than the Transaction Documents) to take any of the types of action described above. The Company does not have pending before the Commission any request for confidential treatment of information.  Except for the Transactions, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

(j)             Litigation.  There is no Proceeding against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could have or reasonably be expected to result in a Material Adverse Effect.

(k)            Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect. The severance pay due to the Employees is fully funded or provided for in accordance with IFRS, consistently applied.

(l)             Compliance.  Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), except as has been waived or cured by the Refinancing Arrangement, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) except where it could not have or reasonably be expected to result in a Material Adverse Effect, is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, Israeli, U.S. federal, state and local laws applicable to its business and all such laws that affect the environment..

(m)           Regulatory Permits.  The Company and the Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Israeli, U.S. federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses. (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit. The Company is in compliance in all material respects with all conditions and requirements stipulated by the instruments of approval granted to it with respect to the “Approved Enterprise” status of any of the Company’s facilities by Israeli laws and regulations relating to such “Approved Enterprise” status and other tax benefits received by the Company; and the Company has not received any notice of any proceeding or investigation relating to revocation or modification of any “Approved Enterprise” status granted with respect to any of the Company’s facilities.  All information supplied by the Company or any Subsidiary with respect to applications submitted in connection with such approval was true, correct and complete in all material respects when supplied to the appropriate authorities. The Company is not in violation of any condition or requirement stipulated by the instruments of approval granted to the Company by the Office of Chief Scientist in the Israeli Ministry of Industry and Trade (the “OCS”) or any applicable laws and regulations with respect to any research and development grants given to it by such office that the OCS has not confirmed as having been closed that could be expected to result in a Material Adverse Effect.  All information supplied by the Company with respect to such applications was true, correct and complete in all material respects when supplied to the appropriate authorities.  Schedule 3.1(m) provides a correct and complete list of the aggregate amount of pending and outstanding grants from the OCS, net of royalties paid. The Company’s contingent liabilities to the OCS are disclosed in the notes to the Financial Statements of the Company contained in the Company’s Form 20-F for the year ended December 31, 2009.

(n)            Title to Assets.  The Company and the Subsidiaries have good and marketable title to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of Israeli, U.S. federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(o)            Patents and Trademarks.  The Company and the Subsidiaries own, or have legally enforceable rights to use, all patents, patent rights, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, maskworks trade secrets, inventions, know-how, licenses and other similar rights necessary or material for use in connection with their respective businesses as described in the Disclosure Materials and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither the Company nor any Subsidiary has received a written notice that has not been revoked or has knowledge that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes, or allegedly violates or allegedly infringes, upon the rights of any Person.  All such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of others.  The Company and its Subsidiaries have taken the necessary security measures to protect the secrecy, confidentiality and value of all of Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)            Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.  The Company has in effect a D&O insurance policy starting October 14, 2010 with coverage of up to $15 million for all insured, including all directors.  The premium on such policy will be paid in full within 90 days according to the agreement with the insurer, and the Company has not in any way been in default of the conditions of this agreement.

(q)           Transactions with Affiliates and Employees. Except as set forth in the Public Reports, none of the officers or directors of the Company and none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000 other than (i) for payment of salary, director fees or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) for other employee benefits, including reasonable severance pay and stock option agreements under any stock option plan of the Company or bonuses.  All transactions with such parties were approved by the competent organs of the Company, as required by any applicable law.

(r)            Guaranties. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, other than the Subsidiaries.

(s)            Sarbanes-Oxley; Internal Accounting Controls.  The Company is, in all material respects in compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations at the end of the period covered in the Company’s most recently filed periodic report under the Exchange Act (the “Evaluation Date”).  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting, and no significant deficiencies or material weaknesses in internal controls over financial reporting, or other factors that could significantly affect the Company’s internal controls over financial reporting, have been identified.

(t)            Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any Person with respect to the Transactions.  Except for fees incurred by the Purchasers, the Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees as contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u)            Private Placement. No registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated in the Transaction Documents. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of any Trading Market. The Company has not distributed and will not distribute prior to the Closing Date any offering material in connection with this offering and sale of the Securities other than the documents of which this Agreement is a part or the Public Reports.

(v)            Registration Rights. Other than each of the Purchasers, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(w)           Listing and Maintenance Requirements.  The Company’s Ordinary Shares are registered and subject to the provisions of the Exchange Act and the Securities Law, and the Company has taken no action designed to, or is likely to have the effect of, terminating the registration of the Ordinary Shares under such laws nor has the Company received any notification that the Commission or the ISA is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(x)            Application of Takeover Protections.  There are no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Association (or similar charter documents) that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(y)            Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that, neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z)            No Integrated Offering or General Solicitation.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers.

(aa)          Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary Israeli, federal, state and foreign income and franchise tax returns in any jurisdiction applicable to it and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a material tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(bb)         Taxes.  No tax, levy, impost, duty, fee, assessment or other governmental charge or any deduction or withholding imposed by any governmental agency or authority in or of the State of Israel is payable by or on behalf of the Purchasers or any assignee of any of the Purchasers as a result of the execution, delivery or performance by the Company of any of the Transaction Documents, including, but not limited to, the issuance by the Company of the Securities.

(cc)          Form F-3 Eligibility; Foreign Private Issuer Status; tradability of the Securities. The Company is eligible to register the resale by the Purchasers of the Ordinary Shares acquired pursuant to the Transaction Documents on a registration statement on Form F-3 under the Securities Act. The Company qualifies as a "foreign private issuer" as such term is defined in the Exchange Act and reasonably believes that there is no Substantial U.S. Market Interest in any of the Securities.  Assuming that the Purchasers, the Seller under the APA, and Martin and Ben Lieberman are not US Persons, all of the Securities will be freely tradable in the United States under applicable law after such date which is six months after the date of the Closing, other than by an Affiliate of the Company.

(dd)         Investment Company.  The Company is not now and as a result of the sale of the Securities contemplated hereby will not be, an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

(ee)          Directed Selling Efforts.  During the period in which the Securities are offered for sale, neither the Company nor any of its Affiliates nor any person acting on their behalf has made any “Directed Selling Efforts” (as defined in Regulation S under the Securities Act) in the United States or has taken or will take any action that would cause the exemption afforded by Regulation S to be unavailable for offers and sales of the Securities by the Company outside of the United States.

(ff)           Reservation of Ordinary Shares.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, Ordinary Shares for the purpose of enabling the Company to issue the Ordinary Shares underlying the Warrants.

(gg)         Disclosure.  The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company.  All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, is true and correct and does not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, true.  The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

(hh)         Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, or (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clause (ii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

3.2      Representations and Warranties of the Purchasers  Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)            Due Organization and Authorization. Such Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization. Such Purchaser has the power and authority to purchase the Shares, and the execution, delivery and performance of the obligations of such Purchaser under this Agreement have been duly authorized by all necessary action on the part of the Purchaser.

(b)           Sophistication; Access; Investment Intent. Such Purchaser, either alone or with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Purchaser has had ample access to information about the Company and its financial condition sufficient to enable it to evaluate its investment. Such Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof or interest therein. In entering into this Agreement and purchasing the Shares, each Purchaser has not relied on any statement or representation made by (or on behalf of) the Company, except as expressly set forth herein, or in Public Reports.

(c)            Non-US Person; Accredited Investor; Directed Selling Efforts. At the time such Purchaser was offered the Shares and on the date hereof, it was and is (a) neither located in the United States nor a “U.S. Person” (as defined in Regulation S under the Securities Act) or (b) is an "accredited investor" (as defined in Regulation D under the Securities Act). Such Purchaser is not acquiring Shares as a result of any directed selling efforts made in the United States by the Company. No Purchaser is resident of or organized under the laws of a state that either (a) is at war with the State of Israel or (b) has been declared by the Israel Minister of Defense as a state “hostile” to Israel.

(d)            No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, and no lapse of a waiting period under any law, is necessary or required in connection with the execution, delivery or performance of this Agreement by each Purchaser, or enforcement of this Agreement against each Purchaser.

(e)            Each representation and warranty herein is deemed to be made on the date of this Agreement and at the applicable Closing, and shall survive and remain in full force and effect after the Closing for a period of three (3) years.

(f)            Each Purchaser acknowledges that in purchasing the Shares it shall take and hold such Shares subject to any and all applicable restrictions under law and this Agreement.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1      Transfer Restrictions.   Each Purchaser understands that the Shares, Warrant Shares and APA Shares, may only be disposed of in compliance with applicable state, U.S. federal and Israeli securities laws.  In connection with any transfer of Shares, Warrant Shares and APA Shares, other than pursuant to an effective registration statement, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares, Warrant Shares or APA Shares, under the Securities Act, and that Company’s counsel provide the Company with an opinion to the effect that such transfer does not require registration of such transferred securities under Israeli securities laws.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)            The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Shares, Warrant Shares and the APA Shares, in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, IN EACH CASE PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT IS DELIVERED TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares, Warrant Shares or the APA Shares, as the case may be, if the holder satisfies the conditions for transfer set forth in Section 4.1(a) of this Agreement. The Company acknowledges and agrees that a Purchaser may from time to time pledge, and/or grant a security interest in some or all of the Securities pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Purchaser transferee of the pledge.  No notice shall be required of such pledge.  At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer thereof including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.  Any Securities subject to a pledge or security interest as contemplated by this Section 4.1(b) shall continue to bear the legend set forth in this Section 4.1(b) and be subject to the restrictions on transfer set forth in Section 4.1(a).

4.2      Furnishing of Information.  As long as any Purchaser owns Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  So long as any Purchaser owns Shares, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Shares, Warrant Shares or APA Shares, under Rule 144. The Company further covenants that it will use commercially reasonable efforts to take such further action as any holder of Shares, Warrant Shares or APA Shares, may reasonably request, to the extent required from time to time to enable such Person to sell such Shares, Warrant Shares or APA Shares, without registration under the Securities Act within the requirements of the exemption provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission.  Upon request, the Company will provide to a Purchaser written certification of its compliance with the provisions of this Section 4.2.

4.3      Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares, Warrant Shares or APA Shares, in a manner that would require the registration under the Securities Act of the sale of the Shares, Warrant Shares or APA Shares.

4.4      Securities Laws Disclosure; Publicity.  The Company shall issue or file any necessary Current Reports in Israel and the United States, reasonably acceptable to the Purchaser Counsel, disclosing the material terms of the transactions contemplated hereby, and shall attach all necessary documents thereto. The Company Counsel and Purchaser Counsel shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of Purchaser Counsel, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

4.5      Use of Proceeds.  The Company shall use the net proceeds from the sale of the Shares hereunder in accordance with the Business Plan for working capital purposes, and not for the satisfaction of any portion of the Company’s debt or to redeem any Ordinary Shares or Ordinary Shares Equivalents.

4.6      Indemnification.  Subject to the provisions of this Section 4.6, in consideration of each Party’s execution and delivery of the Transaction Documents and in addition to all of the Parties’ other obligations in connection with this Agreement and the Transactions, each Party (being the “Indemnifying Party”) will indemnify, protect and hold the other Party and its directors, officers, shareholders, members, partners, employees and agents, each Person who controls such Party (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or of such controlling persons (each, a “Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, actions, causes of action, suits, penalties, fees, costs and expenses, (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, the “Indemnified Liabilities”) that any such Indemnified Party may suffer or incur as a result of, arising out or, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Indemnifying Party in connection with this Agreement or the Transactions, except as specifically provided in any Transaction Document, or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Indemnifying Party contained in the this Agreement or any document related to the Transactions, or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnified Party by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any document related to the Transactions, or any other certificate, instrument or document contemplated hereby or thereby, or (ii) the status of any Purchaser or holder of the Shares as an investor in the Company pursuant to the this Agreement or the Transactions (unless, and only to the extent that, such action is based, including in part, upon a breach of such Purchaser’s representations, warranties or covenants under this Agreement or any document related to the Transactions or any conduct by such Purchaser which constitutes fraud, gross negligence or willful misconduct).  The Indemnifying Party shall reimburse the Indemnified Party, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Indemnified Liabilities. To the extent that the foregoing undertaking by the Indemnifying Party may be unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to such Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel reasonably acceptable to such Indemnified Party, or (ii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party.  The Indemnifying Party will not be liable to any Indemnified Party under this Agreement (i) for any settlement by a Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement or any document related to the Transactions. The Indemnifying Party shall not, without the prior written consent of the applicable Indemnified Party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the applicable Indemnified Party of a release from all liability in respect to such Claim (as defined in the Registration Rights Agreement) or litigation. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve the Indemnifying Party of any liability to the Indemnified Party under this Section except to the extent that the Indemnifying Party is prejudiced in its ability to defend such action. In no event shall an Indemnifying Party be liable to all of the Indemnified Parties for an aggregate amount in excess of the aggregate Subscription Amount plus $150,000 for legal expenses.

4.7      OCS Undertaking.  Each Purchaser hereby agrees to execute an undertaking to the Israeli Office of the Chief Scientist in the form required by the Israeli Office of the Chief Scientist if such Purchaser shall hold 5% or more of the issued and outstanding Ordinary Shares.

4.8      No Shop.  Following the date hereof and through the earlier of (i) termination of this Agreement pursuant to Section 5.1 hereof, and (ii) the Closing, the Company shall not, directly or indirectly: (a) issue any Capital Stock (other than pursuant to existing options or other commitments), merge or consolidate the Company or sell, assign, transfer or convey any of the assets of the Company (other than sales of the Company’s products in the ordinary course of business); (b) solicit any offers for, respond to any unsolicited offers for, or enter into or conduct any negotiations in respect of any of the foregoing; or (c) in any way assist or encourage any person in connection with any proposed acquisition of any of the shares or assets of the Company. Each of the Purchasers shall be entitled to request specific performance or injunction to enforce the terms of this Agreement.  The foregoing shall not apply to the Company’s discussions with the banks that provided it with financing relating to refinancing the Company’s debt obligations, or with any other entity agreed to by the Purchasers.

4.9      Conduct of Business of Company. Following the date hereof and through the earlier of (A) termination of this Agreement pursuant to Section 5.1 hereof, and (B) the Closing, the Company shall maintain its regular course of business and except as contemplated by this Agreement, shall not engage in any activity that is outside the ordinary course of business and not deviate from its ordinary course of business. Nothing herein shall be deemed to restrict the Company from taking actions that are required to be taken under this Agreement in order to consummate the Closing or that are otherwise permitted herein or required under applicable law. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period described in the first sentence above, (a) amend or otherwise change the Company’s organizational documents, (b) split, combine, reclassify or redeem any shares of its outstanding capital stock, (c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, (d) authorize for issuance, issue (except upon the exercise of outstanding stock options) or sell, deliver or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise), or amend any of the terms of any such capital stock, (e) merge, acquire or dispose a material asset or invest in a another company, (f) incur, assume or prepay any indebtedness or any other liabilities in excess of $100,000 individually, or in excess of $500,000 in the aggregate (other than trade payables), (g) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (h) make any material loans, gifts, advances or capital contributions to, or investments in, any other Person; (i) make any changes to the compensation or benefits of any senior employee, consultant officer or director, or (j) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

4.10     China Operations. Based upon legal, accounting, business and tax considerations, the Parties shall explore the option of jointly establishing a seamless operation in China, whether by founding a new business venture or by acquiring existing operations. Any such operation would be governed by a separate agreement, which may be executed after the Closing, but in any event the Parties shall diligently pursue finalizing the exact framework of such operation before the end of 2010.

The Company hereby agrees to grant to Mike Gao, an indirect purchaser hereunder, a right of first offer in good faith effective through December 31, 2010, with regard to the following types of projects that it might be a party to (1) any purchase orders for products to be manufactured in China, (2) the establishment of any factory in China, or (3) any joint venture relating to the establishment of Chinese operations or sales.

4.11    Form D; Blue Sky filings.  The Company agrees to file a Form D with respect to the sale of the Securities as required under Regulation D promulgated under the Securities Act.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Purchasers pursuant to this Agreement under applicable securities laws of Canada or any provinces thereof, and shall provide evidence of any such action so taken to the Purchasers.

ARTICLE V.
MISCELLANEOUS

5.1      Termination.  This Agreement may be terminated by the Company or by any combination of the Purchasers subscribing for at least fifty percent (50%) of the Shares (the “Majority Purchasers”):

(a)       by written notice to the other parties, if the Closing has not been consummated on or before January 31, 2011;

(b)      if any order of any governmental authority shall be in effect that restrains or prohibits the transactions contemplated hereby or by the Transaction Documents, or if any suit, action or other proceeding by any governmental authority shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby; or

(c)      if the Company (in the case of termination by the Purchasers), or if any Purchaser (in the case of termination by the Company), shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach has not been waived by such Purchaser or cannot be or has not been cured within 15 days after the giving of written notice by such Party seeking termination to the other Parties.

5.2      Fees and Expenses.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, anti-trust filing fees, listing fees, registration frees, stamp taxes and other taxes and duties levied in connection with the delivery of any of the Securities under the transaction documents.

5.3      Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4      Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto (b) the second Business Day following the date of mailing, if sent overnight via a U.S. or Israeli nationally recognized overnight courier service, or (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5      Amendments; Waivers.  Except as expressly set forth herein, no provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Majority Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6      Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Shares, provided such transferee agrees in writing to be bound (a copy of which shall be provided to the Company), with respect to the transferred Shares, by the provisions of the Transaction Documents that apply to the “Purchasers”, including, for the sake of clarity, any restrictions imposed by applicable securities laws.

5.8      No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.6.

5.9      Governing Law.  The laws of the State of Israel, without regard to its choice of law rules, shall govern the validity, the construction of its terms and the interpretation of the rights and duties of the parties hereunder. The appropriate courts in Tel-Aviv shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any suit, action or proceeding described in the preceding paragraph may be served on any Party anywhere in the world, whether within or without the jurisdiction of any court identified in this paragraph.  Without limiting the foregoing, each Party agrees that service of process on such party as provided on the Signature Page of this Agreement, shall be deemed effective service of process on such Party.

5.10     Survival.  The agreements, representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

5.11     Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file (or any other similar format), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13     Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

5.14     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15     Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

5.16     Damages.  The Company’s obligations to pay any damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid damages and other amounts have been paid or such payments have been waived or otherwise satisfied, notwithstanding the fact that the instrument or security pursuant to which such damages or other amounts are due and payable shall have been canceled.

5.17     Interpretation.  The Parties agree that in interpreting this Agreement and the Transaction Documents there shall be no inferences against the drafting party.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TEFRON LTD.	Address for Notice:
P.O.B. 1365 Misgav 20179 Fax. 972-4-9900053 Attention: Chief Executive Officer
By: /s/ Eran Rotem Name: Eran Rotem Title: Chief Financial Officer	With a copy to (which shall not constitute notice) to: GKH Law Offices 1 Azrieli Center, Round Building Tel Aviv, Israel, 67021 Fax: 972-3-607-4411 Attn: Amir Halevy, Adv. and Daniel K. Gamulka, Adv
7341148 Canada Inc. By: /s/ Martin Lieberman Name: Martin Lieberman Title: President	c/o LAPOINTE ROSENSTEIN MARCHAND MELANÇON, L.L.P. 1250 René-Lévesque Blvd. West, Suite 1400 Montreal, Quebec, Canada H3B 5E9 Facsimile: 514 925-5013 Attention: Brahm M. Gelfand
With a copy to (which shall not constitute notice) to: Gornitzky & Co. 45 Rothschild Blvd. Tel Aviv, 65784 Israel Fax: +972 3 560-6555 Attention: Adv. Daniel Paserman (CPA) and Adv. Benjamin Waltuch

[SPA SIGNATURE PAGE]
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Schedule I

INVESTOR	SUBSCRIPTION AMOUNT	SHARES
7341148 Canada Inc.	$2,700,000	1,285,714

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SCHEDULE AND EXHIBIT LIST

Exhibit A Exhibit B Exhibit C Exhibit D Schedule I Schedule 3.1(a) Schedule 3.1(e) Schedule 3.1(g) Schedule 3.1(m) Schedule 3.1(n)	Registration Rights Agreement Warrants Basic Terms of the Consulting Agreement Secretary Certificate Purchasers Subsidiaries Filings, consents and approvals Capitalization Regulatory Permits Liens